U.S. SECURITIES AND EXCHANGE COMMISSION

                    Washington, D.C.   20549

          STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange
Act of 1934, Section 17(a) of the Public Utility Holding Company
Act of 1935 or Section 30(f) of the Investment Company Act of
1940

_____     Check here if no longer subject to Section 16.
     Form 4 or Form 5 obligations may continue.
     See Instructions l(b).

1.   Name and Address of Reporting Person:
          Morton, Nathan
          4228 San Carlos Drive
          Dallas  TX   75205

2.   Issuer Name and Ticker or Trading Symbol

          ELECTROSOURCE, INC.,     ELSI

3.   IRS or Social Security Number of Reporting Person
(Voluntary)
          ###-##-####

4.   Statement for (Month/Year)

          May 1997

5.   If Amendment, Date of Original (Month/Year)
          N/A
6. Relationship of Reporting Person to Issuer (Mark all applicable)

     Yes  X     No ___   Director
     Yes ___   No ___    10% Owner
     Yes ___   No ___    Officer (give title below)
     Yes ___   No ___    Other (specify below)



  TABLE I - Non-Derivative Securities Acquired, Disposed of, or
                       Beneficially Owned

1.   Title of Security (Instruction 3):
          Common Stock, $1.00 par value
2.   Transaction Date (Month/Day/Year):
          May 22, 1997
3.   Transaction Code (Instruction 8):
     A.   Code:          P
     B.   V:

4.   Securities Acquired (A) or Disposed of (D) (Instructions 3,
     4 and 5):
     A.   Amount:   500 shares
     B.   Acquired (A)  X     Disposed of (D)____
     C:   Price:     $6.50

5.   Amount of Securities Beneficially Owned at End of Month
     (Instructions 3 and 4):
               500 shares
6. Ownership Form Direct (D) or Indirect (I) (Instructions 3 and 4):
               Direct
7.   Nature of Indirect Beneficial Ownership (Instruction 4):
               N/A

   TABLE II - Derivative Securities Acquired, Disposed of, or
                       Beneficially Owned
 (e.g., puts, calls, warrants, options, convertible securities)

1.   Title of Derivative Security (Instruction 3):

2.   Conversion or Exercise Price of Derivative Security:

3.   Transaction Date (Month/Day/Year):

4.   Transaction Code (Instruction 8):
     A.   Code:
     B.   V

5.   Number of Derivative Securities Acquired (A) or Disposed of
     (D)
     (Instructions 3, 4 and 5):
          A.   Acquired (A):
          B.   Disposed of (D):

6.   Date of Exercisable and Expiration Date (Month/Day/Year):
     A.   Date Exercisable:
     B.   Expiration Date:

7. Title and Amount of Underlying Securities (Instructions 3 and 4):
     A.   Title:
     B.   Amount or Number of Shares

8.   Price of Derivative Security (Instruction 5):

9.   Number of Derivative Securities Beneficially Owned at End of
     Month (Instruction 4):
               15,000

10.  Ownership Form of Derivative Security:  Direct (D) or
     Indirect (I) (Instruction 4):
               Direct
11.  Nature of Indirect Beneficial Ownership (Instruction 4):
               N/A

Explanation of Responses:


/s/ Nathan Morton
Nathan Morton
(Signature of Reporting Person)

Date:  July 3, 1997